Beckman Coulter to Distribute BNP Cardiac Assay Directly to Customers NEWS RELEASE CONTACT Amulya Malladi Global Public Relations Beckman Coulter Diagnostics amalladi@beckman.com; +1-714-831-7725 Beckman Coulter to Distribute BNP Cardiac Assay to Customers • Beckman Coulter to take over distribution to customers of a B-type Natriuretic Peptide (BNP) assay, a marker of congestive heart failure on the company’s immunoassay platforms • This BNP assay for Beckman Coulter immunoassay analyzers, currently sold as TRIAGE® BNP by Quidel, will now be sold by Beckman Coulter under the brand name Access BNP • Laboratories will have continued supply of the high-quality BNP assay that exclusively runs on Beckman Coulter immunoassay platforms • Customers will benefit as the transaction will allow them to purchase all their testing needs from Beckman Coulter BREA, CALIF., Jul. 26, 2021 — Beckman Coulter, a global clinical diagnostics leader, today announced that it has entered into definitive agreements with Quidel Corporation to obtain all rights related to the manufacture, distribution, and sale of a BNP assay for Beckman Coulter analyzers. Under the terms of the agreements, Quidel will continue to manufacture and supply certain components to Beckman Coulter related to the assay, and Beckman Coulter will exclusively manufacture and sell to customers the BNP assay currently sold as TRIAGE® BNP by Quidel, under the brand name Access BNP. In addition, the agreements fully resolve disputes and ongoing litigation between Beckman Coulter and Quidel. Beckman Coulter will supply Access BNP globally through the company’s distribution channels and will partner with Quidel to transition customers, globally, to Access BNP over the coming months. The schedule per country will be based on local regulations with the United States and some other countries transitioning first. Quidel will cease distribution of the BNP assay after a transition period. Beckman Coulter's comprehensive cardiac diagnostics menu provides the tests clinical laboratories need to support informed clinical decision making. Access BNP joins other Beckman Coulter cardiovascular diseases (CVD) assays, such as Access hsTnI, the first FDA-cleared high sensitivity troponin I assay, AccuTnI+3 (Troponin I), CK-MB (Creatine Kinase MB), Myoglobin and Digoxin. “We are excited to add Access BNP to Beckman Coulter’s line of high-quality cardiac assays and provide a streamlined customer experience for our many customers that use this critical assay,” said Julie Sawyer Montgomery, president, Beckman Coulter. “Successful management of CVD means reducing the risk of adverse events by making the right decisions quickly. Our panel of CVD assays supports advancing care for cardiac patients.”

Beckman Coulter to Distribute BNP Cardiac Assay Directly to Customers Cardiovascular diseases account for an estimated 31% of all deaths worldwide and are the number one cause of death, globally killing ~17.9 million people each year. Four out of five CVD deaths are due to heart attacks and strokes, while one third of these deaths occur prematurely in people under 70 years of agei. The cost of CVDs globally is estimated to rise to $1 trillion USD by 2030ii. Clinical laboratories can support care for patients experiencing, or at risk for, cardiovascular disease. The speed and accuracy of the information a clinical laboratory delivers are critical to improving patient outcomes and reducing the cost of care. “BNP is a protein secreted by the ventricular musculature in response to volume or pressure overload on the heart. This is an important biomarker in the diagnosis of heart failure (HF)iii and left ventricular dysfunctioniv,” said Dr. Anagh Vora, chief medical officer, Beckman Coulter. Learn more about Beckman Coulter’s cardiovascular disease solutions at www.beckmancoulter.com/CVD. About Beckman Coulter Beckman Coulter is committed to advancing healthcare for every person by applying the power of science, technology and the passion and creativity of our teams to enhance the diagnostic laboratory’s role in improving healthcare outcomes. Our diagnostic systems are used in complex biomedical testing, and are found in hospitals, reference laboratories and physician office settings around the globe. Beckman Coulter offers a unique combination of people, processes and solutions designed to elevate the performance of clinical laboratories and healthcare networks. We do this by accelerating care with a menu that matters, bringing the benefit of automation to all, delivering greater insights through clinical informatics and unlocking hidden value through performance partnership. A subsidiary of Danaher Corporation (NYSE: DHR) since 2011, Beckman Coulter, Inc. is headquartered in Brea, Calif., and has more than 11,000 global associates working diligently to make the world a healthier place. Forward-Looking Statements Statements in this release that are not strictly historical, including any statements regarding events or developments that we believe or anticipate will or may occur in the future, are "forward-looking" statements within the meaning of the federal securities laws. There are a number of important factors that could cause actual results, developments and business decisions to differ materially from those suggested or indicated by such forward-looking statements and you should not place undue reliance on any such forward-looking statements. Information regarding the factors that may cause actual results to differ materially from these forward-looking statements is available in Danaher Corporation’s SEC filings, including Danaher’s 2020 Annual Report on Form 10-K and Quarterly Report on Form 10-Q for the second quarter of 2021. These forward-looking statements speak only as of the date of this release and except to the extent required by applicable law, we not assume any obligation to update or revise any forward-looking statement, whether as a result of new information, future events and developments or otherwise. # # # © 2021 Beckman Coulter. All rights reserved. Beckman Coulter, the stylized logo, and the Beckman Coulter product and service marks mentioned herein are trademarks or registered trademarks of Beckman Coulter, Inc. in the United States and other countries. 2021-8960 i Cardiovascular diseases. (n.d.). Retrieved May 27, 2021, from Who.int website: https://www.who.int/health-topics/cardiovascular-diseases ii Institute for Health Metrics and Evaluation (IHME). The Global Burden of Diseases, Injuries and Risk Factors Study 2010 (GBD 2010). Generating Evidence, Guiding Policy Report

Beckman Coulter to Distribute BNP Cardiac Assay Directly to Customers iii Borke, J. Natriuretic Peptides in Congestive Heart Failure. March 9, 2021. Medscape. https://emedicine.medscape.com/article/761722-overview [Accessed: May 27, 2021] iv Bionda C, Bergerot C, Ardail D, Rodriguez-Lafrasse C, Rousson R. Plasma BNP and NT-proBNP assays by automated immunoanalyzers: analytical and clinical study. Ann Clin Lab Sci. 2006 Summer;36(3):299-306. PMID: 16951271.